Exhibit 23(b)

Consent of Arthur Andersen LLP.


                Consent of Independent Public Accountants



        As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 and in the prospectus pertaining to the National Data Corporation Director Compensation Plan of our report dated May 23, 1995 included in National Data Corporation's Form 10-K/A for the year ended May 31, 1994 and our report dated March 4, 1994 included in National Data Corporation's Current Report on Form 8-K/A dated May 23, 1995 and to all references to our firm included in this registration statement.



ARTHUR ANDERSEN LLP

Atlanta, Georgia
May 31, 1995